SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 10, 2006
CELEBRATE EXPRESS, INC.

(Exact name of Registrant as specified in its charter)

Washington	000-50973	91-1644428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11220 — 120th Avenue NE
Kirkland, Washington 98033
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (425) 250-1061

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On August 10, 2006, Celebrate Express, Inc. (the “Company”) announced the appointment of Mr. Dennis Everhart as Vice President, Operations. Mr. Everhart will be responsible for operations and manufacturing in the Company’s Greensboro, North Carolina distribution center and warehouse in Kirkland, Washington. Mr. Everhart is expected to start with the Company on August 15, 2006.
     Prior to joining the Company, Mr. Everhart, age 58, served since 2001 as owner and principal consultant for DMS Supply Chain Associates, a distribution and logistics consulting company. From 1996 to 2001, Mr. Everhart held a number of positions with Blyth Home Scents International, a division of Blyth Inc., a consumer product company, including director of supply chain, director of logistics and project manager. From 1980 to 1996, Mr. Everhart held operations management positions with GKN Automotive, Zimmer Patient Care and Sara Lee Direct. Mr. Everhart holds a both a Masters of Arts and Bachelors of Arts from the University of North Carolina at Greensboro.
     Under the terms of an offer letter, the Company agreed to pay Mr. Everhart an annual base salary of $125,000 and an annual bonus of up to $25,000. The Company also agreed to grant to Mr. Everhart stock options under the Company’s 2004 Amended and Restated Equity Incentive Plan to purchase 10,500 shares of the Company’s common stock, which will vest over a period of 4 years from the date of grant. Mr. Everhart’s employment is at-will and the Company does not expect to enter into an employment agreement with him.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2006	CELEBRATE EXPRESS, INC.
	By:	/s/ Darin L. White
Darin L. White
Vice President, Finance